Exhibit 8.1

List of Subsidiaries

Subsidiaries as of the end of the year covered by this annual report are:

•AB SEK Securities,

•SEK Financial Advisors AB,

•SEK Financial Services AB,

•SEK Customer Finance AB,

•SEK Exportlånet AB, and

•Venantius AB and its wholly owned subsidiary VF Finans AB,

each of which is incorporated in Sweden.